Prospectus Supplement No. 1
                       (To Prospectus Dated June 2, 1997)

                                1,600,000 Shares

                            Able Telcom Holding Corp.

                                  Common Stock


               This Prospectus Supplements information contained in that certain Prospectus dated June 2, 1997, as amended or supplemented (the "Prospectus") relating to the potential sale by the Selling Shareholders from time to time of up to 1,600,000 shares of Common Stock, par value $.001 per share, of Able Telcom Holding Corp. (the "Company"). The Common Stock is issuable to the Selling Shareholders upon conversion of shares of Preferred Stock of the Company. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

      The table set forth in the Prospectus under the caption "Selling Shareholders" shall be deleted in its entirety and replaced with the following.


                             Shares             Maximum Number    Shares
                             Beneficially       of Shares         Beneficially
                             Owned Prior to     Offered Hereby    Ownwed After
                             Offering                             Offering


Name and Address

Proprietary Convertible
 Investment Group, Inc.

C/o Credit Suisse First
 Boston Corporation
  11 Madison Avenue
  3rd Floor
  New York, NY  10010        501,338(1)          501,338              -

Silverton Internationl
Fund Limited
  129 Front Street
  Hamilton HM 12
  Bermuda                    503,254(2)          503,254              -

(1) Includes 336,216 shares of Common Stock issuable upon conversion of Preferred Stock held by the Selling Shareholder assuming a conversion of January 14, 1998.

(2) Includes 162,162 shares of Common Stock issuable upon conversion of Preferred Stock held by the Selling Shareholder assuming a conversion of January 14, 1998.




          The Date of this Prospectus Supplement is January 14, 1997.